Exhibit 3.1
ARTICLES OF AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
COSTCO WHOLESALE CORPORATION

ARTICLE I

The name of this corporation is:

COSTCO WHOLESALE CORPORATOIN

ARTICLE II

2.1    Classes. The total number of shares of all classes of stock which this corporation shall have authority to issue is one billion (1,000,000,000), consisting of:

(a)    Nine hundred million (900,000,000) shares of common stock, the par value of each of which is $0.01 (the “Common Stock”).

(b)    One hundred million (100,000,000) shares of preferred stock, the par value of each of which is $0.01 (the “Preferred Stock”).

2.2    Preferred Stock. The preferences, limitations and relative rights of the Preferred Stock are undesignated. The board of directors is authorized to designate one or more series within the Preferred Stock, and the designation and number of shares within each series, and shall determine the preferences, limitations, and relative rights of any shares of Preferred Stock, or of any series of Preferred Stock, before issuance of any shares of that class or series. The board of directors is authorized to amend these Articles as provided in RCW 23B.06.020 to effect the designation of rights of any series of Preferred Stock.

ARTICLE III

3.1    No Preemptive Rights. The shareholders of this corporation have no preemptive rights to acquire additional shares of this corporation.

3.2    No Cumulative Voting. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

3.3    Special Meetings of Shareholders. The shareholders of this corporation shall have no right to call a special meeting of the shareholders of this corporation for any purpose or purposes and special meetings of shareholders of this corporation may only be called by a majority of the board of directors or the Chairman, the President, any Executive Vice President or the Secretary of this corporation of shareholders owning aggregate at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

ARTICLE IV

The number of directors which shall constitute the whole board of directors of this corporation shall be fixed by, or in the manner provided in the bylaws of this corporation, as the same may be amended from time to time.

ARTICLE V

The board of directors shall be divided into three classes: Class I, Class II, and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual shareholders’ meeting following the annual meeting at which such director was elected. The directors, the class to which they are elected, and the year in which their term expires, are as follows:

Director	Class	Year in Which Term Expires
James D. Sinegal	I	2000
Jeffrey H. Brotman	I	2000
Richard A. Galanti	I	2000
Hamilton E. James	II	2001
Frederick O. Paulsell, Jr.	II	2001
Jill S. Ruckelshaus	II	2001
Benjamin S. Carson	II	2001
Richard M. Libenson	III	2002
John W. Meisenbach	III	2002
Charles T. Munger	III	2002
Richard D. DiCerchio	III	2002

At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the board of directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds.

Notwithstanding any of the foregoing provisions of Article V, in all cases, including upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. Any vacancy to be filled by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

Notwithstanding anything contained in this Article V to the contrary, the classification of directors as provide in this Article V may be altered or eliminated only by an amendment to this Article approved by two-third of the votes entitled to be cast by each voting group entitled to vote on such amendment.

ARTICLE VI

A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

ARTICLE VII

The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right of any individual who is or was a director of the corporation which existed at the time of such repeal or modification.

ARTICLE VIII

Subject to the rights of holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all shares of this corporation entitled to vote for the election of directors. As used herein, “for cause" means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director's duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal. Notwithstanding anything to the contrary, this Article may be altered or eliminated only by amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.

ARTICLE IX

Amendment of the articles of incorporation, approval of a plan of merger or share exchange, authorization of the sale, lease, exchange or other disposition of all, or substantially all of the corporation’s property, otherwise than in the usual and regular course of business, and authorization of the dissolution of the corporation, shall be approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

ARTICLE X

The street address of the registered office of this corporation is:

999 Lake Drive
Issaquah, WA 98027

and the name of its registered agent at that address is:

Patrick J. Callans

EXECUTED this 27th day of August, 1999.

/s/ Joel Benoliel
By: Joel Benoliel
Title: Corporate Secretary

ARTICLES OF AMENDMENT
OF
COSTCO WHOLESALE CORPORATION

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1.	The name of the corporation is Costco Wholesale Corporation.

2.	Article VIII of the Amended and Restated Articles of Incorporation of the corporation is amended in its entirety to read as follows:
ARTICLE VIII
“Subject to the rights of holders of any series of Preferred Stock then outstanding, any or every director may be removed from office only for cause and only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. As used herein, “for cause” means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director’s duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.”

3.	The amendment was adopted by the Board of Directors of the corporation in accordance with the provisions of RCW 23B.10.030 on October 28, 2014.

4.	The amendment was approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on January 29, 2015.

COSTCO WHOLESALE CORPORATION

Dated: March 6, 2015	By:	/s/ John Sullivan
Name: John Sullivan
Title: Corporate Secretary

ARTICLES OF AMENDMENT
OF
COSTCO WHOLESALE CORPORATION

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1.	The name of the corporation is Costco Wholesale Corporation.

2.	Article V of the Amended and Restated Articles of Incorporation, as amended, of the corporation is amended in its entirety to read as follows:
ARTICLE V
“Subject to the rights of holders of any series of Preferred Stock then outstanding, commencing with the annual meeting of shareholders in 2020, directors shall be elected annually for terms expiring at the next annual meeting of shareholders; provided, however, that any director elected prior to the annual meeting of shareholders in 2020 for a term that expires at the annual meeting of shareholders in 2021 or the annual meeting of shareholders in 2022 shall continue to hold office until the end of the term for which such director was elected. The division of directors into classes shall terminate at the annual meeting of shareholders in 2022, from and after which all directors will stand for election annually. In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the board of directors for a term of office continuing until the next election of directors by the shareholders.
Notwithstanding anything contained in this Article V to the contrary, each director shall serve until his successor is duly elected and qualified, until there is a decrease in the number of directors or until the director’s earlier death, resignation or removal; provided, however, that no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

3.	The amendment was adopted by the Board of Directors of the corporation in accordance with the provisions of RCW 23B.10.030 on September 24, 2018.

4.	The amendment was approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on January 24, 2019.

COSTCO WHOLESALE CORPORATION

Dated: March 10, 2019	By:	/s/ John Sullivan
Name: John Sullivan
Title: Senior Vice President, General Counsel and Secretary

ARTICLES OF AMENDMENT
OF
COSTCO WHOLESALE CORPORATION

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1.	The name of the corporation is Costco Wholesale Corporation.

2.	Article VIII of the Amended and Restated Articles of Incorporation of the corporation is amended in its entirety to read as follows:
ARTICLE VIII
“Subject to the rights of holders of any series of Preferred Stock then outstanding, any or every director may be removed from office with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.”

3.	The amendment was adopted by the Board of Directors of the corporation in accordance with the provisions of RCW 23B.10.030 on September 3, 2019.

4.	The amendment was approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 on January 22, 2020.

COSTCO WHOLESALE CORPORATION

Dated: January 24, 2020	By:	/s/ John Sullivan
Name: John Sullivan
Title: Senior Vice President, General Counsel and Secretary